Exhibit 21


                                  Subsidiaries


Fiber-Gel Technologies, Inc., an Illinois corporation thebraveway.com, Inc., an Illinois corporation
On-Line Bedding Corp., an Illinois corporation
Z-Amaize Technologies, Inc., an Illinois corporation